UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2025

FRANKLIN ELECTRIC CO., INC.
(Exact name of registrant as specified in its charter)

Indiana	0-362	35-0827455
(State of incorporation)	(Commission File Number)	(IRS employer identification no.)

9255 Coverdale Road
Fort Wayne,	Indiana	46809
(Address of principal executive offices)		(Zip code)

(260) 824-2900
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $0.10 par value	FELE	NASDAQ Global Select Market
(Title of each class)	(Trading symbol)	(Name of each exchange on which registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

    On May 14, 2025, Franklin Electric Co., Inc. (the "Company") entered into the Fifth Amended and Restated Credit Agreement among the Company, Franklin Electric B.V., a Netherlands private company with limited liability (“Franklin B.V”, and together with the Company, collectively, the “Borrowers”), JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent, and Bank of America, N.A., as Syndication Agent, and the lenders identified therein (the “Fifth Amended and Restated Credit Agreement”). JPMorgan and BofA Securities, Inc. were joint book runners and joint lead arrangers. The Fifth Amended and Restated Credit Agreement extended the maturity date of the Company’s Fourth Amended and Restated Credit Agreement, as amended (which is referred to in this current report as the “Previous Credit Agreement”) to May 14, 2030 while keeping the revolving commitment amount unchanged at $350 million.

The Fifth Amended and Restated Credit Agreement provides that the Borrowers may request an increase in the aggregate revolving commitments by up to $175.0 million (not to exceed a total commitment of $525.0 million) subject to the conditions contained therein. The Previous Credit Agreement provided that the Borrowers could request an increase in the aggregate revolving commitments by up to $125.0 million (not to exceed a total commitment of $475.0 million). All of the Company's present and future material domestic subsidiaries unconditionally guaranty all of the Borrowers' obligations under and in connection with the Fifth Amended and Restated Credit Agreement. Additionally, the Company unconditionally guaranties all of the obligations of Franklin B.V. under the Fifth Amended and Restated Credit Agreement.

Under the Fifth Amended and Restated Credit Agreement, the Borrowers are required to pay certain fees, including a commitment fee of .100% to .250% (depending on the Company's leverage ratio) of the aggregate commitment, which fee is payable quarterly in arrears.

The Fifth Amended and Restated Credit Agreement contains customary affirmative and negative covenants. The affirmative covenants include financial statements, notices of material events, conduct of business, inspection of property, maintenance of insurance, compliance with laws and most favored lender obligations. The affirmative covenants also include financial covenants with a maximum leverage ratio of 3.50 to 1.00 and an interest coverage ratio equal to or greater than 3.00 to 1.00. Under the Fifth Amended and Restated Credit Agreement, the priority debt cap is measured as 20 percent of total tangible assets. The negative covenants include limitations on loans or advances, investments, and the granting of liens by the Company or its subsidiaries, as well as prohibitions on certain consolidations, mergers, sales and transfers of assets.

As was the case in the Previous Credit Agreement, the Fifth Amended and Restated Credit Agreement also contains customary events of defaults (with customary grace periods, as applicable, for certain of those events of default). If an event of default occurs, the Fifth Amended and Restated Credit Agreement provides that (i) the commitments may be terminated and (ii) the loans then outstanding may be declared due and payable. For certain events of default relating to insolvency, bankruptcy or liquidation, the commitments are automatically terminated and the loans outstanding automatically become due and payable. The full amount of the aggregate commitment may be borrowed as multicurrency loans, in Sterling, Euros, Australian Dollars, Canadian Dollars, Japanese Yen, or any other agreed currency.

As in the Previous Credit Agreement, the Fifth Amended and Restated Credit Agreement also provides for a swingline loan sub-facility of up to $15.0 million (with an additional discretionary amount of up to $15.0 million), and a letter of credit sub-facility of up to $50.0 million.

Interest rates on obligations under the Fifth Amended and Restated Credit Agreement are based on prevailing annual interest rates subject to an applicable margin based on the leverage ratio. The Fifth Amended and Restated Credit Agreement also includes a competitive bid option that permits the Borrowers to request that the lenders provide bids for the interest rate that will apply to specific loans.

The Fifth Amended and Restated Credit Agreement is subject to a number of conditions, and the description of the Fifth Amended and Restated Credit Agreement herein is qualified in its entirety and is incorporated herein by reference to Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

    (d) Exhibits:

Exhibit Number	Description
10.1
Fifth Amended and Restated Credit Agreement, dated May 14, 2025, by and among Franklin Electric Co., Inc., Franklin Electric B.V., JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, and the lenders identified therein

101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN ELECTRIC CO., INC.
(Registrant)

Date: May 19, 2025	By	/s/ Russell D. Fleeger II
Russell D. Fleeger II
Interim Chief Financial Officer
(Principal Financial and Accounting Officer)